Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stephen G. Lear

Chairman, President and Chief Executive Officer

slear@northshoretrust.com

(847) 336-4430

NSTS Bancorp Announces Balance Sheet Repositioning

Waukegan, IL, December 22, 2023 – NSTS Bancorp, Inc. (NASDAQ: NSTS) (the “Company” or “NSTS Bancorp”), the stock holding company of North Shore Trust and Savings, announced today the execution of a balance sheet repositioning strategy related to its available-for-sale investment securities portfolio.

In December 2023, the Bank sold $30.5 million in book value of lower yielding available-for-sale investment securities, generating an after-tax loss of approximately $1.8 million. The securities sold are comprised primarily of U.S. Treasury notes, agency, mortgage-backed securities, and collateralized mortgage obligations with an average yield of 2.83% and an average duration of 2.75 years and represented approximately 25.0% of the Bank’s securities portfolio.

The sale of these securities is designed to seek to improve the Bank’s earnings going forward, beginning in fiscal year 2024, and to provide liquidity to deleverage its balance sheet. Proceeds from the sale will be used to repay approximately $10.0 million in existing debt with a current rate of 5.31%, with the remainder to be re-deployed into cash and short-term U.S. Treasury notes with an average expected yield in excess of 5.0% and to fund additional residential loan growth and general working capital at the Bank.

After the repositioning, both the Bank and the Company remain well-capitalized under applicable regulatory capital standards, and the Company continues to maintain a tangible common equity ratio in excess of 10.0% and strong liquidity, including an unused $64.3 million line of credit with the Federal Home Loan Bank Chicago. The loss on the sale of securities is expected to have a neutral impact on the Company's consolidated stockholders' equity and tangible book value per share.

The Company is also announcing today that it expects to recognize an additional valuation allowance of approximately $1.1 million during the fourth quarter of 2023 on the remaining portion of its deferred tax asset as the Company believes these are more likely than not to not be realized. During 2023, management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing portion of the deferred tax assets. A significant piece of objective negative evidence evaluated is the cumulative taxable loss incurred over the three-year period ended December 31, 2023. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth.

About NSTS Bancorp, Inc. and North Shore Trust and Savings

NSTS Bancorp, Inc. is the stock holding company of North Shore Trust and Savings. As of September 30, 2023, NSTS Bancorp, Inc. had approximately $252 million in assets and operates from its headquarters and main banking office in Waukegan, Illinois, as well as two additional full-service branch offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.

Forward-Looking Statements

Certain statements contained herein are considered forward-looking statements within the meaning of the federal securities laws and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Any forward-looking statement speaks only as of the date on which it is made. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future events, business strategies and decisions that are subject to change. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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